Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Scot Jafroodi
Vice President,
Chief Financial Officer and Treasurer
Insteel Industries Inc.
(336) 786-2141

INSTEEL INDUSTRIES REPORTS SECOND QUARTER 2024 RESULTS

MOUNT AIRY, N.C., April 25, 2024 – Insteel Industries Inc. (NYSE: IIIN) (“Insteel” or the “Company”), the largest manufacturer of steel wire reinforcing products for concrete construction applications in the United States, today announced financial results for its second quarter of fiscal 2024 ended March 30, 2024.

Second Quarter 2024 Highlights

●	Net earnings of $6.9 million, or $0.35 per diluted share
●	Net sales of $127.4 million
●	Gross profit of $15.7 million, or 12.3% of net sales
●	Operating cash flow of $1.4 million
●	Net cash balance of $83.9 million and no debt outstanding as of March 30, 2024
●	Improving demand environment and easing macroeconomic headwinds

Second Quarter 2024 Results

Net earnings for the second quarter of fiscal 2024 increased to $6.9 million, or $0.35 per diluted share, from $5.1 million, or $0.26 per share, in the same period a year ago. Insteel’s results for the second quarter benefited from widening spreads between selling prices and raw material costs relative to the prior year quarter.

Net sales decreased 19.9% to $127.4 million from $159.1 million in the prior year quarter, driven by 17.3% decrease in average selling prices and a 3.2% decrease in shipments. Average selling prices continue to remain below the previous year’s levels due to a highly competitive pricing environment that has persisted for over a year, along with the growing impact of low-priced PC strand imports. On a sequential basis, average selling prices increased 2.7% from the first quarter, following price increases implemented during the current quarter to recover a rise in raw material costs. Shipments for the current quarter were unfavorably impacted by competitive pressure, weakness in the commercial construction market, and adverse weather conditions that reduced construction activity. Sequentially, shipments increased 1.9% from the first quarter due to the expected seasonal demand upturn.

Gross profit increased to $15.7 million from $13.3 million in the prior year quarter, and gross margin widened to 12.3% from 8.3% due to higher spreads between selling prices and raw material costs, which were partially offset by lower shipments. The widening spreads were driven by selling price increases in the current quarter and the consumption of lower cost inventory.

Operating activities generated $1.4 million of cash during the quarter compared with $46.6 million in the prior year quarter primarily due to the relative changes in net working capital. Net working capital used $10.5 million of cash in the current year quarter, driven by an increase in receivables, while providing $39.7 million of cash in the prior year quarter.

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1373 BOGGS DRIVE, MOUNT AIRY, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

Six Month 2024 Results

Net earnings for the first six months of fiscal 2024 were $8.1 million, or $0.41 per share, compared with $16.2 million, or $0.83 per share, for the same period a year ago.

Net sales decreased to $249.1 million from $326.0 million for the prior year period, driven by a 22.4% decrease in average selling prices and a 1.6% decrease in shipments. Gross profit decreased to $22.0 million from $31.0 million in the same period a year ago, and gross margin narrowed to 8.8% from 9.5% due primarily to lower spreads.

Capital Allocation and Liquidity

Capital expenditures for the first six months of fiscal 2024 decreased to $14.2 million from $15.4 million in the comparable prior year period. Capital outlays for fiscal 2024 are expected to total up to approximately $30.0 million, primarily focused on expenditures to modernize our facilities and information systems, advance the growth of the engineered structural mesh business and to support cost and productivity improvement initiatives in addition to recurring maintenance needs.

Insteel ended the quarter debt-free with $83.9 million of cash and no borrowings outstanding on its $100.0 million revolving credit facility.

Outlook

“We are encouraged by the improving business conditions we see as inventories appear to have corrected and seasonal forces begin to work in our favor, causing us to ramp up operating hours at most of our plants to maintain acceptable lead times. While our second quarter results benefited from the stabilization of selling prices and the consumption of lower cost inventory, shipment growth is required for the Company to demonstrate substantially improved financial performance. We are well prepared to meet higher levels of demand following the substantial capital investments we have made in recent years to broaden our product line and reduce the cash cost of production,” commented H.O. Woltz III, Insteel’s President and CEO.

Mr. Woltz further commented, “Looking ahead to the second half of the fiscal year, we anticipate growing momentum across our business driven by the seasonal upturn in construction activity, continued recovery in demand from our customers, and an improving macroeconomic outlook. We also remain optimistic about the expected growth in infrastructure construction, which will be driven in part by the spending associated with the Infrastructure Investment and Jobs Act.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its second quarter financial results. A live webcast of this call can be accessed on Insteel’s website at https://investor.insteel.com and will be archived for replay.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction

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applications. Insteel manufactures and markets prestressed concrete strand and welded wire reinforcement, including engineered structural mesh (“ESM”), concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products and concrete contractors for use, primarily, in nonresidential construction applications. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, they are subject to several risks and uncertainties, and we can provide no assurances that such plans, intentions or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail in our Annual Report on Form 10-K for the year ended September 30, 2023 and may be updated from time to time in our other filings with the U.S. Securities and Exchange Commission (the “SEC”).

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made, and we do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

It is not possible to anticipate and list all risks and uncertainties that may affect our future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which we operate; changes in the spending levels for nonresidential and residential construction and the impact on demand for our products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for our products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for us, our customers and the construction industry as a whole; the impact of rising interest rates on the cost of financing for our customers; fluctuations in the cost and availability of our primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and our ability to raise selling prices in order to recover increases in raw material or operating costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or our products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of fluctuations in demand and capacity utilization levels on our unit manufacturing costs; our ability to further develop the market for ESM and expand our shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact our business or operating costs; unanticipated plant outages, equipment failures or labor difficulties; and the “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended September 30, 2023, and in other filings made by us with the SEC.

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INSTEEL INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 30,	April 1,	March 30,	April 1,
	2024	2023	2024	2023

Net sales	$127,394	$159,051	$249,119	$325,950
Cost of sales	111,679	145,789	227,134	294,902
Gross profit	15,715	13,262	21,985	31,048
Selling, general and administrative expense	7,875	7,506	14,242	14,632
Other expense (income), net	9	(57)	(13)	(3,399)
Interest expense	28	23	57	47
Interest income	(1,147)	(747)	(2,806)	(1,187)
Earnings before income taxes	8,950	6,537	10,505	20,955
Income taxes	2,011	1,436	2,434	4,731
Net earnings	$6,939	$5,101	$8,071	$16,224

Net earnings per share:
Basic	$0.36	$0.26	$0.41	$0.83
Diluted	0.35	0.26	0.41	0.83

Weighted average shares outstanding:
Basic	19,508	19,503	19,503	19,514
Diluted	19,594	19,562	19,584	19,573

Cash dividends declared per share	$0.03	$0.03	$2.56	$2.06

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INSTEEL INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)			(Unaudited)
	March 30,	December 30,	September 30,	April 1,
	2024	2023	2023	2023
Assets
Current assets:
Cash and cash equivalents	$83,945	$85,615	$125,670	$80,156
Accounts receivable, net	55,549	43,354	63,424	65,874
Inventories	92,530	94,142	103,306	136,492
Other current assets	7,675	8,706	6,453	5,357
Total current assets	239,699	231,817	298,853	287,879
Property, plant and equipment, net	127,534	129,300	120,014	111,946
Intangibles, net	5,716	5,903	6,090	6,465
Goodwill	9,745	9,745	9,745	9,745
Other assets	14,533	13,803	12,811	12,189
Total assets	$397,227	$390,568	$447,513	$428,224

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$25,409	$23,852	$34,346	$36,936
Accrued expenses	7,975	9,585	11,809	8,153
Total current liabilities	33,384	33,437	46,155	45,089
Other liabilities	23,222	23,536	19,853	18,157
Commitments and contingencies
Shareholders' equity:
Common stock	19,467	19,448	19,454	19,441
Additional paid-in capital	85,332	84,425	83,832	82,708
Retained earnings	236,105	230,005	278,502	263,806
Accumulated other comprehensive loss	(283)	(283)	(283)	(977)
Total shareholders' equity	340,621	333,595	381,505	364,978
Total liabilities and shareholders' equity	$397,227	$390,568	$447,513	$428,224

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INSTEEL INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 30,	April 1,	March 30,	April 1,
	2024	2023	2024	2023
Cash Flows From Operating Activities:
Net earnings	$6,939	$5,101	$8,071	$16,224
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	3,866	3,223	7,575	6,573
Amortization of capitalized financing costs	13	16	26	32
Stock-based compensation expense	997	983	1,395	1,113
Deferred income taxes	(579)	(101)	2,769	(1,479)
Loss (gain) on sale and disposition of property, plant and equipment	24	-	24	(3,324)
Increase in cash surrender value of life insurance policies over premiums paid	(383)	(369)	(1,058)	(732)
Net changes in assets and liabilities:
Accounts receivable, net	(12,195)	2,915	7,875	15,772
Inventories	1,612	34,693	10,776	61,162
Accounts payable and accrued expenses	62	2,069	(12,859)	(19,451)
Other changes	1,021	(1,965)	(1,383)	3,681
Total adjustments	(5,562)	41,464	15,140	63,347
Net cash provided by operating activities	1,377	46,565	23,211	79,571

Cash Flows From Investing Activities:
Capital expenditures	(1,957)	(7,200)	(14,225)	(15,400)
Increase in cash surrender value of life insurance policies	(247)	(246)	(369)	(327)
Proceeds from sale of property, plant and equipment	-	-	3	9,920
Proceeds from surrender of life insurance policies	-	343	5	343
Net cash used for investing activities	(2,204)	(7,103)	(14,586)	(5,464)

Cash Flows From Financing Activities:
Proceeds from long-term debt	67	75	134	142
Principal payments on long-term debt	(67)	(75)	(134)	(142)
Cash dividends paid	(584)	(584)	(49,775)	(40,085)
Payment of employee tax withholdings related to net share transactions	(141)	(187)	(161)	(187)
Cash received from exercise of stock options	185	-	428	94
Financing costs	-	(164)	-	(164)
Repurchases of common stock	(303)	(1,009)	(842)	(1,925)
Net cash used for financing activities	(843)	(1,944)	(50,350)	(42,267)

Net (decrease) increase in cash and cash equivalents	(1,670)	37,518	(41,725)	31,840
Cash and cash equivalents at beginning of period	85,615	42,638	125,670	48,316
Cash and cash equivalents at end of period	$83,945	$80,156	$83,945	$80,156

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Income taxes, net	$716	$3,945	$724	$4,132
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	1,824	2,123	1,824	2,123
Restricted stock units and stock options surrendered for withholding taxes payable	141	187	161	187

IIIN – E

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